EXHIBIT 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:	Walter Ida
(808) 946-1400

Territorial Bancorp Inc.

Announces Second Quarter 2010 Results

Honolulu, Hawaii, August 5, 2010 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), the holding company parent of Territorial Savings Bank, reported net income rose by 43.5% to $3.2 million, or $0.29 per share, for the three months ended June 30, 2010 from $2.3 million for the three months ended June 30, 2009.

The Company also announced that its Board of Directors today approved raising its quarterly cash dividend on its common stock from $0.05 to $0.07 per share. The dividend is expected to be paid on September 2, 2010 to stockholders of record as of August 19, 2010.

Allan Kitagawa, Chairman and Chief Executive Officer, said “We are pleased with our performance during the second quarter of 2010 in light of difficult economic conditions in Hawaii and throughout the country. We have experienced growth in our deposit base and loan portfolio despite these adverse conditions. We are especially pleased to announce a 40.0% increase in our quarterly cash dividend from $0.05 to $0.07 per share of common stock.”

For the three months ended June 30, 2010 and June 30, 2009, net interest income was $11.3 million and $9.6 million, respectively. Net interest income rose by $1.7 million, or 17.3%, primarily as a result of a $1.3 million, or 24.2% decrease in interest expense.

The decrease in interest expense occurred as the Company reduced the interest rates paid on deposits and paid off $24.7 million of subordinated debentures in the third quarter of 2009 and $25.0 million of securities sold under agreements to repurchase in the first quarter of 2010. The provision for loan losses for the quarter ended June 30, 2010 was $158,000 compared to no provision for loan losses for the quarter ended June 30, 2009. For the quarter ended June 30, 2010, the Company earned $1.5 million in non-interest income compared to $1.1 million of non-interest income for the quarter ended June 30, 2009. This growth in non-interest income occurred as a result of there being no other-than-temporary impairment loss on securities for the quarter ended June 30, 2010 compared to an impairment loss on securities of $467,000 for the quarter ended June 30, 2009. This was partially offset by a $203,000 reduction in gain on sale of loans for the quarter ended June 30, 2010 compared to the same quarter last year. Non-interest expense totaled $7.4 million for both the three months ended June 30, 2010 and for the three months ended June 30, 2009. Salaries and employee benefits expense and other general and administrative expenses rose by $599,000 and $205,000, respectively, during the three months ended June 30, 2010 compared to the same period last year. A significant portion of this increase is related to our conversion to a publicly-held company. The increase in these expenses was offset by a $751,000 reduction in federal deposit insurance premiums for the quarter ended June 30, 2010 as compared to the quarter ended June 30, 2009, primarily due to the Bank paying a special FDIC assessment in the quarter ended June 30, 2009.

Total assets at June 30, 2010 increased by $57.2 million, or 4.1% to $1.447 billion compared to $1.390 billion at December 31, 2009. Cash and cash equivalents increased to $201.7 million at June 30, 2010 from $136.0 million at December 31, 2009, primarily due to an increase in deposits. Loans receivable, net of allowances for loan losses, increased to $627.0 million at June 30, 2010 compared to $597.7 million at December 31, 2009. Deposits increased to $1.084 billion at June 30, 2010 from $1.015 billion at December 31, 2009. Securities sold under agreements to repurchase decreased to $105.2 million at June 30, 2010 from $130.2 million at December 31, 2009 as the Company paid off $25.0 million of borrowings which matured in the first quarter of 2010. Total stockholders’ equity increased to $223.0 million at June 30, 2010 from $219.7 million at December 31, 2009.

Asset quality remained strong. Total delinquent loans ninety days or more past due and not accruing interest was $492,000 at June 30, 2010, compared to $272,000 at December 31, 2009. Non-performing assets at June 30, 2010 totaled $692,000, or 0.05% of total assets, compared to $679,000, or 0.05% of total assets, at December 31, 2009. The allowance for loan losses was $1.7 million at both June 30, 2010 and December 31, 2009. The ratio of the allowance for loan losses to total loans was 0.28% at both June 30, 2010 and December 31, 2009.

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a federally chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 25 branch offices in the State of Hawaii.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

•	adverse changes in the securities markets;

•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

•	our ability to enter new markets successfully and capitalize on growth opportunities;

•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer spending, borrowing and savings habits;

•

changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

•	changes in our organization, compensation and benefit plans;

•	changes in our financial condition or results of operations that reduce capital available to pay dividends; and

•	changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended
	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Interest and dividend income:
Investment securities	$6,641	$5,957	$13,448	$12,229
Loans	8,582	8,984	17,111	18,432
Other investments	99	23	175	23

Total interest and dividend income	15,322	14,964	30,734	30,684

Interest expense:
Deposits	2,970	3,833	5,929	7,627
Advances from the Federal Home Loan Bank	45	—	45	33
Securities sold under agreements to repurchase	1,057	1,255	2,141	2,469
Subordinated debentures and other borrowings	—	283	—	584

Total interest expense	4,072	5,371	8,115	10,713

Net interest income	11,250	9,593	22,619	19,971
Provision for loan losses	158	—	158	1,102

Net interest income after provision for loan losses	11,092	9,593	22,461	18,869

Non-interest income:
Total other-than-temporary impairment losses	—	(426)	(3,510)	(862)
Portion of loss recognized in other comprehensive income (before taxes)	—	(41)	1,106	97

Net other-than-temporary impairment losses	—	(467)	(2,404)	(765)
Service fees on loan and deposit accounts	665	650	1,288	1,317
Income on bank-owned life insurance	254	258	509	513
Gain on sale of investment securities	282	230	350	230
Gain on sale of loans	175	378	255	1,177
Other	102	68	148	142

Total non-interest income	1,478	1,117	146	2,614

Non-interest expense:
Salaries and employee benefits	4,347	3,748	9,007	7,545
Occupancy	1,143	1,098	2,282	2,228
Equipment	734	764	1,450	1,468
Federal deposit insurance premiums	298	1,049	590	1,183
Other general and administrative expenses	909	704	1,891	1,574

Total non-interest expense	7,431	7,363	15,220	13,998

Income before income taxes	5,139	3,347	7,387	7,485
Income taxes	1,904	1,092	2,691	2,559

Net income	$3,235	$2,255	$4,696	$4,926

Basic earnings per share	$0.29	N/A	$0.41	N/A

Cash dividends declared per common share	$0.05	N/A	$0.10	N/A

Basic weighted average shares outstanding	11,321,814	N/A	11,315,738	N/A

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	June 30, 2010	December 31, 2009
Assets
Cash and cash equivalents	$201,682	$135,953
Investment securities held to maturity, at amortized cost (fair value of $587,140 and $606,269 at June 30, 2010 and December 31, 2009, respectively)	560,956	598,394
Federal Home Loan Bank stock, at cost	12,348	12,348
Loans held for sale	438	1,084
Loans receivable, net	626,976	597,700
Accrued interest receivable	4,734	4,781
Premises and equipment, net	4,793	4,495
Real estate owned	—	159
Bank-owned life insurance	28,758	28,249
Prepaid expenses and other assets	6,124	6,449

Total assets	$1,446,809	$1,389,612

Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,083,899	$1,014,668
Advances from the Federal Home Loan Bank	10,000	—
Securities sold under agreements to repurchase	105,200	130,200
Accounts payable and accrued expenses	19,269	18,837
Current income taxes payable	1,375	670
Deferred income taxes payable	1,115	2,661
Advance payments by borrowers for taxes and insurance	2,925	2,905

Total liabilities	1,223,783	1,169,941

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 12,233,125 shares at June 30, 2010 and December 31, 2009	122	122
Additional paid-in capital	119,048	118,823
Unearned ESOP shares	(9,053)	(9,297)
Retained earnings	114,647	111,082
Accumulated other comprehensive loss	(1,738)	(1,059)

Total stockholders’ equity	223,026	219,671

Total liabilities and stockholders’ equity	$1,446,809	$1,389,612

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Financial Tables for Earnings Release

June 30, 2010

	Three Months Ended June 30,
	2010	2009
Performance Ratios:

Return on average assets	0.91%	0.70%
Return on average equity	5.82%	8.64%
Net interest margin on average interest earning assets	3.26%	3.15%

	At June 30, 2010	At December 31, 2009
Selected Balance Sheet Data:

Book value per share (1)	$18.23	$17.96
Stockholders’ equity to total assets	15.42%	15.81%

Asset Quality
(Dollars in thousands, except for ratios):

Delinquent loans 90 days or more past due and not accruing	$492	$272
Non-performing assets	692	679
Allowance for loan losses	1,737	1,681
Non-performing assets to total assets	0.05%	0.05%
Allowance for loan losses to total loans	0.28%	0.28%
Allowance for loan losses to non-performing assets	251.01%	247.57%

Note:

(1)	Book value per share is equal to stockholders’ equity divided by number of shares issued (12,233,125)